EXHIBIT 99.8
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                          ASSIGNMENT OF EQUIPMENT MOLDS
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         This Assignment is given this ____ day of December, 2006 by National
Datacomputer, Inc., a Delaware corporation ("NDI") to A.S.T., Inc., a Michigan corporation ("AST") in consideration of the exchange agreement among the parties to facilitate the transfer of certain Equipment Molds.

         On this same date, AST is buying from NDI its Audit Business Assets, which includes, among other things, certain equipment and the rights to make certain equipment; and the molds for this equipment ("Equipment Molds") as held by the maker, Data Pro. These molds are used only for equipment used with the Audit Business Assets being transferred to AST, and are not used in NDI's route accounting business which it is retaining.

         As between them only AST will need rights to these molds so the rights transferred here are exclusive to AST.

         NDI represents to AST that although Data Pro holds the actual molds, NDI is the owner of the Equipment Molds and has exclusive right, title and interest in and to them.

         Based on these facts and circumstances and in consideration of other valuable interests exchanged pursuant to the agreement between the parties, the parties here agree that:

         1. NDI assigns and transfers to AST all right, title and interest, free and clear of all liens and encumbrances, to the Equipment Molds held by Data Pro, including but not limited to exclusive rights to use or have the molds used to produce the Audit Business Assets equipment as currently configured or modified and the right to have copies of such molds made and delivered to AST or its affiliates or assigns to the extent NDI can transfer such molds.

         2. NDI will at Closing of the transaction for the transfer of the Audit Business Assets to AST deliver to AST all documents related to the development, testing and production of molds and documentation which demonstrates NDI's exclusive, unencumbered title to the subject molds. NDI shall facilitate the notice to Data Pro of this assignment of ownership of Equipment Molds in a timely fashion.

         3. In addition, NDI assigns and transfers to AST any and all intellectual property rights it may have in and to the subject molds and will, at the request of AST, deliver to it such further documentation as may be necessary to facilitate this assignment and transfer, including for purposes of recording. NATIONAL DATACOMPUTER, INC.
A Delaware corporation

By: ____________________________               Dated:  December ____, 2006
    William Berens, its President